AIRCRAFT INFORMATION SERVICES, INC.
                         26072 Merit Circle, Suite 123
                             Laguna Hills, CA 92653


                               November 10, 2000




CONTINENTAL AIRLINES, INC.
1600 Smith Street
Houston, TX  77002

            Re: PRELIMINARY PROSPECTUS SUPPLEMENT, DATED NOVEMBER 10, 2000, TO THE PROSPECTUS DATED SEPTEMBER 25, 2000, INCLUDED IN REGISTRATION STATEMENT NO. 333-45834 OF CONTINENTAL AIRLINES, INC.

Ladies and Gentlemen:

            We consent to the use of the report prepared by us with respect to the aircraft referred to therein, to the summary of such report in the text under the headings "Prospectus Supplement Summary--Equipment Notes and the Aircraft," "Risk Factors--Risk Factors Relating to the Certificates and the Offering--Appraisals and Realizable Value of Aircraft," "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in the above-captioned Preliminary Prospectus Supplement and to the references to our name under the headings "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

                                    Sincerely,

                                    AIRCRAFT INFORMATION SERVICES, INC.


                                    /S/ JOHN D. MCNICOL
                                    ------------------------------------
                                    Name:  John D. McNicol
                                    Title: Vice President